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                                                                    EXHIBIT 5




December 12, 1997

By Facsimile (601-466-8061)

Casino Magic Corp.
Attn. Marlin Torguson, Chairman
711 Casino Magic Drive
Bay St. Louis, Mississippi 39520

Re:  Casino Magic Corp.

Dear Mr. Torguson:

I understand that Casino Magic Corp. ("Casino Magic") desires to evaluate potential business transactions between Casino Magic and Grand Casinos, Inc., and that Casino Magic has engaged Wasserstein Perella & Co. ("Wasserstein Perella") to advise and assist Casino Magic with respect to such evaluation. Wasserstein Perella and Casino Magic will request certain information from Grand Casinos, Inc. and its subsidiaries (collectively "Grand Casinos") to enable Wasserstein Perella and Casino Magic to perform such evaluation.

Grand Casinos requires, as a condition to Grand Casinos providing such information to Wasserstein Perella and Casino Magic, that Casino Magic treat all information provided by Grand Casinos to either Wasserstein Perella or Casino Magic in accordance with the provisions of this letter. Such information is collectively referred to in this letter as the "Evaluation Material."

By signing this letter, Casino Magic agrees to all of the terms and conditions stated in this letter.

Casino Magic agrees that the Evaluation Material shall be used solely for the purpose of evaluating potential transactions ("Potential Transactions") between Casino Magic and Grand Casinos and/or Grand Casinos' shareholders. Casino Magic shall keep the Evaluation Material confidential, but may disclose the Evaluation Material to Casino Magic's agents, representatives (including Wasserstein Perella), consultants, attorneys, and financing sources (collectively the "Representatives" and individually a "Representative") solely for the purpose of evaluating Potential Transactions. Casino Magic shall advise each Representative who receives any of the Evaluation Material of the confidential nature of such Evaluation Material, and shall direct such Representative to treat such Evaluation Material confidentially and in a manner consistent with this letter. Casino Magic shall be responsible for any failure of any Representative to treat any Evaluation Material in a manner that is not consistent with this letter.
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December 12, 1997
Page 2

The restrictions on the use and disclosure of Evaluation Material stated in this letter shall not apply to the following:

  (a) information made available to the public prior to the date of this letter;

  (b) information made available to the public on or after the date of this letter to the extent (and only to the extent) such information was made available other than as a result of any action by Casino Magic or any Representative;

  (c) information rightfully in the possession of Casino Magic or any Representative prior to the use or disclosure of such information by Casino Magic and/or such Representative and not governed by this letter; and

  (d) information which is obtained by Casino Magic and/or any Representative from any party other than Grand Casinos who, insofar as is known to Casino Magic and/or such Representative, may disclose such information to Casino Magic or such Representative without breaching any obligation not to disclose such information.

If no transaction is effected between Casino Magic and Grand Casinos and/or Grand Casinos' shareholders after Grand Casinos has provided any Evaluation Material to Casino Magic and/or any Representative, Casino Magic shall cause all such Evaluation Material, and all copies thereof, to be promptly returned to Grand Casinos. Casino Magic shall also in such event promptly cause the destruction of all analyses, compilations, summaries, reports, studies and other documents based on, using, including or relying on any portion of the Evaluation Material and prepared by, for or on behalf of Casino Magic and/or any Representative.

Upon written request of Grand Casinos, Casino Magic shall from time-to-time provide to Grand Casinos written confirmation that Casino Magic has complied with the provisions of the preceding paragraph.

Grand Casinos shall arrange for all contacts by Casino Magic and/or any Representatives with Grand Casinos' directors, officers and employees with respect to the evaluation contemplated by this letter (including due diligence by or on behalf of Casino Magic). Until the earlier of (i) Casino Magic's signing of a definitive agreement relating to a Potential Transaction, or (ii) 12
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December 12, 1997
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months after the date of this letter, Casino Magic shall not, except in the ordinary course of Casino Magic's business or pursuant to Grand Casinos' prior written consent, initiate or maintain contact with any director, officer or employee of Grand Casinos with whom Casino Magic and/or any Representative has contact pursuant to this letter. Unless otherwise agreed to in writing by Grand Casinos, all communications by Casino Magic and/or Representatives under this letter (including requests for Evaluation Material) shall be submitted or directed to Timothy J. Cope or Joseph M. Valandra (or a designee of either such person).

Except to the extent otherwise required by applicable law or stock exchange rule or regulation, Casino Magic shall not, and shall cause the Representatives to not, make any public statement or disclosure regarding this letter or any Potential Transaction without Grand Casinos' prior written consent.

By signing this letter and accepting Evaluation Material, Casino Magic acknowledges and agrees that all Evaluation Material is provided by Grand Casinos without representation or warranty of any kind (including as to accuracy or completeness). Casino Magic agrees that Casino Magic will be solely responsible for evaluating any Potential Transaction, and will enter into any Potential Transaction only after Casino Magic has determined that it has taken all actions that, in Casino Magic's sole determination, are necessary and/or appropriate to evaluate the feasibility and desirability of such Potential Transaction.

For a period of 12 months after the date of this letter, Casino Magic shall not, without the prior written consent of Grand Casinos, do any of the following:

  (a) directly or indirectly acquire more than 1% of the outstanding stock of Grand Casinos, Inc.; or

  (b) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Securities and Exchange Act of 1934) in opposition to the recommendation of the directors of Grand Casinos, Inc. with respect to any matter; or

  (c) make any proposal to Grand Casinos and/or Grand Casinos' shareholders for any merger, share exchange or business combination involving Grand Casinos, or for the acquisition of all or substantially all of Grand Casinos' assets or join a partnership, syndicate or other group, or otherwise act in
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December 12, 1997
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       concert with any other person or persons, for the purpose of acquiring, holding or disposing of any stock of Grand Casinos, or otherwise become a "person" within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934 for the purpose of effecting any of the actions described in clauses (a) through (c) of this sentence.

Casino Magic acknowledges and agrees that a breach of the terms and conditions of this letter will cause irreparable harm to Grand Casinos, and that Grand Casinos' remedy at law for any such breach will be inadequate. Accordingly, Casino Magic agrees that Grand Casinos shall, in addition to any remedy available at law or otherwise, have the right to enforce this letter by legal action or proceeding against Casino Magic.

This terms and conditions stated in this letter are for the benefit of Grand Casinos. This letter shall be governed by the laws of the State of Minnesota.

If the terms and conditions of this letter are acceptable to Casino Magic, please arrange for Casino Magic to sign and return to me one copy of this letter.

Sincerely yours,
/S/ Joseph M. Valandra
Joseph M. Valandra
Vice President


The foregoing terms and condition are hereby accepted and agreed to as of this 6th day of December, 1997.


                                                     Casino Magic Corp.

                                                     By: /s/ Marlin Torguson
                                                         -------------------
                                                     Name: Marlin Torguson
                                                           -----------------
                                                     Title: Chairman
                                                            ----------------